UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):          November 14, 2020

TAUBMAN CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan
(State of Other Jurisdiction of Incorporation)

1-11530	38-2033632
(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Long Lake Road Suite 300 Bloomfield Hills, Michigan	48304-2324
(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:          (248) 258-6800

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value	TCO	New York Stock Exchange

6.5% Series J Cumulative Redeemable Preferred Stock, No Par Value	TCO PR J	New York Stock Exchange

6.25% Series K Cumulative Redeemable Preferred Stock, No Par Value	TCO PR K	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Merger Agreement

On November 14, 2020, Taubman Centers, Inc., a Michigan corporation (“TCO” or the “Company”), The Taubman Realty Group Limited Partnership, a Delaware limited partnership (the “Taubman Operating Partnership” and, together with TCO, the “Taubman Parties”), Simon Property Group, Inc., a Delaware corporation (“Simon”), Simon Property Group, L.P., a Delaware limited partnership (the “Simon Operating Partnership”), Silver Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of the Simon Operating Partnership (“Merger Sub 1”) and Silver Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub 1 (“Merger Sub 2” and, together with Simon, the Simon Operating Partnership and Merger Sub 1, the “Simon Parties”), entered into an Amended and Restated Agreement and Plan of Merger (the “Amended and Restated Merger Agreement”).  The Amended and Restated Merger Agreement amends and restates the Agreement and Plan of Merger, dated as of February 9, 2020 (the “Original Merger Agreement”), by and among TCO, the Taubman Operating Partnership, Simon, the Simon Operating Partnership, Merger Sub 1 and Merger Sub 2, in its entirety, on the terms and subject to the conditions set forth therein. Pursuant to the Amended and Restated Merger Agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub 2 will be merged with and into the Taubman Operating Partnership (the “Partnership Merger”) and TCO will be merged with and into Merger Sub 1 (the “REIT Merger” and, together with the Partnership Merger, the “Mergers”). Upon completion of the Partnership Merger, the Taubman Operating Partnership will survive (the “Surviving Taubman Operating Partnership”) and the separate existence of Merger Sub 2 will cease. Upon completion of the REIT Merger, Merger Sub 1 will survive (“Surviving TCO”) and the separate corporate existence of TCO will cease. Immediately following the Partnership Merger, the Surviving Taubman Operating Partnership will be converted (the “Conversion”) into a Delaware limited liability company (the “Joint Venture”).

Transaction Structure

Subject to the terms and conditions set forth in the Amended and Restated Merger Agreement, at the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), (i) each unit of partnership interest in the Taubman Operating Partnership (each, a “Taubman OP Unit”) issued and outstanding immediately prior to the Partnership Merger Effective Time held by a limited partner of the Taubman Operating Partnership who is not a member of the Taubman Family (defined as the “Titanium Family” in the Amended and Restated Merger Agreement) (the “Minority Partners”) will be converted into the right to receive, at the election of such Minority Partner, the Common Stock Merger Consideration (as defined below) or 0.5703 limited partnership units in the Simon Operating Partnership; (ii) certain Taubman OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time held by a member of the Taubman Family will remain outstanding as units of partnership interest in the Surviving Taubman Operating Partnership; and (iii) all other Taubman OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time held by a member of the Taubman Family will be converted into the right to receive the Common Stock Merger Consideration. In addition, at the Partnership Merger Effective Time, each outstanding incentive unit in the Taubman Operating Partnership will vest and be converted into a Taubman OP Unit, to be treated in the Partnership Merger in the same manner as the Taubman OP Units held by the Minority Partners. The membership interests of Merger Sub 2 issued and outstanding immediately prior to the Partnership Merger Effective Time will automatically be converted into a number of units of partnership interest in Surviving Taubman Operating Partnership such that following the Partnership Merger, Merger Sub 1 and TCO will collectively own 80% (assuming, for purposes of this calculation, that the Taubman OP Units issuable under the Option Deferral Agreement (as defined in the Amended and Restated Merger Agreement) among TCO, the Taubman Operating Partnership and Robert S. Taubman are outstanding interests of Surviving Taubman Operating Partnership) of the outstanding interests of Surviving Taubman Operating Partnership.

Pursuant to the terms and conditions in the Amended and Restated Merger Agreement, at the effective time of the REIT Merger (the “REIT Merger Effective Time”), (i) each share of common stock, $0.01 par value per share, of TCO (the “TCO Common Stock”) issued and outstanding immediately prior to the REIT Merger Effective Time will be converted into the right to receive $43.00 in cash (the “Common Stock Merger Consideration”); and (ii) each share of Series B Non-Participating Convertible Preferred Stock, $0.001 par value per share, of TCO (the “TCO Series B Preferred Stock”) will be converted into the right to receive an amount in cash equal to the Common Stock Merger Consideration, divided by 14,000. Immediately prior to the REIT Merger Effective Time, TCO will issue a redemption notice and cause funds to be set aside to pay the redemption price for each share of Series J Cumulative Redeemable Preferred Stock, no par value, of TCO (the “TCO Series J Preferred Stock”) and each share of Series K Cumulative Redeemable Preferred Stock, no par value, of TCO (the “TCO Series K Preferred Stock”), at their respective liquidation preference of $25.00 plus all accumulated and unpaid dividends to, but not including, the redemption date of such share (the “Redemption”).

In addition, at the REIT Merger Effective Time, (i) each outstanding restricted stock unit award of TCO (each, a “TCO RSU”) and each outstanding performance stock unit award (each, a “TCO PSU”) granted under the Taubman Stock Plans (defined as the “Titanium Stock Plans” in the Amended and Restated Merger Agreement) that vest in accordance with its terms in connection with the closing of the Mergers will automatically convert into the right to receive the Common Stock Merger Consideration; (ii) each outstanding TCO RSU and TCO PSU that is not eligible to vest in accordance with its terms at the REIT Merger Effective Time will be converted into a cash substitute award to be paid (A) with respect to any such award granted prior to 2020, in accordance with the same service-vesting schedule that applied to the original TCO RSU or TCO PSU award and (B) with respect to any such award granted in 2020, in accordance with the same vesting schedule (including performance-vesting conditions) that applied to the original TCO RSU or TCO PSU award; (iii) each outstanding share of deferred TCO Common Stock (each, a “TCO DSU”) granted under the Taubman Stock Plans will be converted into the right to receive the Common Stock Merger Consideration and (iv) each dividend equivalent right granted in tandem with any TCO RSU or TCO PSU (each a “TCO DER”) will be treated in the same manner as the outstanding TCO RSU or TCO PSU to which such TCO DER relates.

Further, at the effective time of the Conversion, the Option Deferral Agreement (as defined in the Amended and Restated Merger Agreement) will be deemed to be amended so that each Option Deferred Unit (as defined in the Amended and Restated Merger Agreement) will represent the right to receive, following the Conversion, one Reorganized Taubman OP Unit (defined as a “Reorganized Titanium OP Unit” in the Amended and Restated Merger Agreement), and will remain subject to all other terms and conditions of the Option Deferral Agreement.

Following the Mergers and the Conversion, the Simon Operating Partnership will own 100% of the outstanding equity of Surviving TCO, Surviving TCO will own 80% of the limited liability company interests of the Joint Venture, and the Taubman Family will own the remaining 20% (assuming, for purposes of this calculation, that Taubman OP Units issuable under the Option Deferral Agreement are outstanding interests of Surviving Taubman Operating Partnership) of the limited liability company interests of the Joint Venture. Surviving TCO and the Taubman Family will enter into an Operating Agreement (as defined below) with respect to the Joint Venture at the time of the Conversion in the form attached as Exhibit B to the Amended and Restated Merger Agreement and described further below.

Conditions to the Merger

The consummation of the Mergers is subject to the approval of the REIT Merger by (i) the holders of at least two-thirds of the outstanding shares of TCO Common Stock and TCO Series B Preferred Stock (voting together as a single class); (ii) the holders of at least a majority of TCO Series B Preferred Stock; and (iii) the holders of at least a majority of the outstanding shares of TCO Common Stock and TCO Series B Preferred Stock (voting together as a single class and excluding the outstanding shares of TCO Common Stock and TCO Series B Preferred Stock owned of record or beneficially by the Taubman Family). In addition, the consummation of the Mergers is subject to certain other customary closing conditions, including, among others, the approval of the Partnership Merger by the partners holding at least a majority of the aggregate percentage interests in the Taubman Operating Partnership (other than those held by TCO) (which approval has been obtained), the absence of certain legal impediments to the consummation of the Mergers and material compliance by the Simon Parties and the Taubman Parties with their respective obligations under the Amended and Restated Merger Agreement.  Any failure by the Taubman Parties to comply with their obligations under the Amended and Restated Merger Agreement or any inaccuracy of a representation or warranty of the Taubman Parties that relates to matters that, as of the date of the Amended and Restated Merger Agreement, are known by certain executive officers of Simon, had been alleged by the Simon Parties in the Merger Litigation (as defined below), or had been included in (i) Taubman’s SEC filings or (ii) subject to certain exceptions, any materials or documents provided by the Taubman Parties to the Simon Parties or their representatives, are not to be taken into account for the purposes of determining whether the conditions to the Simon Parties’ obligations to consummate the transactions contemplated by the Amended and Restated Merger Agreement have been satisfied. Additionally, the failure of certain of the representations or warranties of the Taubman Parties to be true and correct that occurs primarily as a result of or in connection with exogenous events that were beyond the reasonable control of any of the Taubman Parties are not to be taken into account for the purposes of determining whether the conditions to the Simon Parties’ obligations to consummate the transactions contemplated by the Amended and Restated Merger Agreement have been satisfied.  The obligations of the parties to consummate the Mergers are not subject to any financing condition or the receipt of any financing by the Simon Parties.  The Amended and Restated Merger Agreement, as compared to the Original Merger Agreement, removes the condition requiring the absence of a material adverse effect with respect to TCO.

No-Shop; Non-Solicit

Subject to certain exceptions, from the date of the Amended and Restated Merger Agreement, TCO has agreed not to (i) solicit, initiate or propose the making or submission of, or knowingly encourage or facilitate the making or submission of, any offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined in the Amended and Restated Merger Agreement); (ii) furnish to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of TCO or any of its subsidiaries, in any such case with the intent to induce the making or submission of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal; (iii) participate, facilitate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal or any offer, proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal; (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, investment agreement, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction (as defined in the Amended and Restated Merger Agreement) or that would reasonably be expected to lead to an Acquisition Proposal; or (v) reimburse or agree to reimburse the expenses of any other person in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal.

Prior to the approval of the Amended and Restated Merger Agreement by TCO’s shareholders, the Board of Directors of TCO (the “TCO Board”) may in certain circumstances effect a Taubman Board Recommendation Change (defined as a “Titanium Board Recommendation Change” in the Amended and Restated Merger Agreement) and terminate the Amended and Restated Merger Agreement in order to enter into a definitive agreement providing for a Superior Proposal (as defined in the Amended and Restated Merger Agreement), subject to complying with certain notice and other specified conditions set forth in the Amended and Restated Merger Agreement, including payment to Simon of a termination fee (as described below).

Termination

Upon a termination of the Amended and Restated Merger Agreement, under certain circumstances, the Taubman Operating Partnership will be required to pay a termination fee to Simon of $92,000,000. The termination fee is payable if the Amended and Restated Merger Agreement is terminated by TCO prior to the approval of the Amended and Restated Merger Agreement by TCO’s shareholders to accept a Superior Proposal, as further described in the Amended and Restated Merger Agreement. In addition, the termination fee is payable to Simon if Simon terminates the Amended and Restated Merger Agreement under certain circumstances and subject to certain restrictions, including if the TCO Board effects a Taubman Board Recommendation Change. If (i) the Amended and Restated Merger Agreement is terminated (A) by either TCO or Simon because the Mergers have not occurred by the end date described below or because TCO shareholder approval is not obtained at a shareholder meeting duly held for such purpose or (B) by Simon in respect of a breach of TCO’s covenants or agreements that would give rise to the failure of a closing condition that is incapable of being cured within the time periods prescribed by the Amended and Restated Merger Agreement; (ii) an alternative acquisition proposal has been made to TCO and publicly announced or otherwise disclosed and not withdrawn; and (iii) within twelve (12) months after termination of the Amended and Restated Merger Agreement, TCO enters into a definitive agreement with respect to an alternative acquisition proposal (and subsequently consummates such transaction) or consummates a transaction with respect to an alternative acquisition proposal, the Taubman Operating Partnership will pay Simon the termination fee.

In addition to the foregoing termination rights and certain other termination rights held by each party, either party may terminate the Amended and Restated Merger Agreement if the Mergers are not consummated on or before an end date of June 30, 2021, and (x) such party’s breach was not the primary cause of the failure of the Mergers to be consummated by such date and (y) there is not at such time pending an action brought by either party seeking specific performance under the Amended and Restated Merger Agreement.

Other Terms of the Amended and Restated Merger Agreement

The Simon Parties and Taubman Parties each made certain representations, warranties and covenants in the Amended and Restated Merger Agreement, including, among others, covenants by the Taubman Parties to use commercially reasonable efforts to conduct its business in the ordinary course of business, subject to certain exceptions, including for COVID-19 Measures (as defined in the Amended and Restated Merger Agreement) and a covenant by Simon to maintain its REIT qualification, during the period between the execution of the Amended and Restated Merger Agreement and the consummation of the Mergers. Further, each party has agreed to use its reasonable best efforts to obtain any necessary regulatory approvals, subject to Simon’s right to control the process of seeking such approvals and that TCO is not required to take any action that would be a “Taubman Burdensome Condition” (defined as a “Titanium Burdensome Condition” in the Amended and Restated Merger Agreement) under the Amended and Restated Merger Agreement without the prior consent of the Titanium Family Representative (as defined in the Amended and Restated Merger Agreement).

During the period from the date of the Amended and Restated Merger Agreement until the Effective Time, the Taubman Parties may not declare, set aside or pay any dividend on or make any other distributions with respect to shares of TCO’s Common Stock or with respect to distributions to partners of the Taubman Operating Partnership without Simon’s prior written consent, other than (x) such dividends as are necessary to maintain TCO’s REIT qualification and (y) such distributions that the Taubman Operating Partnership is required to pay to its partners pursuant to the Taubman Operating Partnership’s limited partnership agreement in effect as of the date hereof, in each case in accordance with the terms of the Amended and Restated Merger Agreement.  From the date of the Amended and Restated Merger Agreement through the Effective Time, Taubman may continue to declare and pay dividends on shares of its Series J Preferred Stock and on shares of its Series K Preferred Stock.

In connection with and in order to facilitate the Redemption, Simon will purchase Series A Preferred Units of the Surviving Taubman Operating Partnership (which shall have the terms set forth in the Operating Agreement, as described below) for an aggregate amount equal to $25.00 multiplied by the number of shares of TCO Series J Preferred Stock and TCO Series K Preferred Stock outstanding at the closing of the Mergers.

The Amended and Restated Merger Agreement and all claims arising out of the Amended and Restated Merger Agreement will be governed by the laws of the State of Delaware, except to the extent that laws of the State of Michigan are mandatorily applicable.  Additionally, the Taubman Parties and the Simon Parties have agreed to submit to the exclusive jurisdiction of the Delaware Court of Chancery with respect to matters or claims arising out of the Amended and Restated Merger Agreement.

In the event that prior to the Effective Time, there is a claim brought by or against any of the Taubman Parties to enforce the obligations of any Simon Party to consummate the transactions contemplated by the Amended and Restated Merger Agreement, or for money damages for any Simon Party’s failure to consummate the transactions contemplated by the Amended and Restated Merger Agreement, or to excuse any Simon Party’s obligation to consummate the transactions contemplated by the Amended and Restated Merger Agreement, or to assert any Simon Party’s right to terminate the Amended and Restated Merger Agreement, the Common Stock Merger Consideration will be deemed to be $52.50 in cash, without interest and less any required withholding taxes, in the event the Simon Parties have brought or pursued such claim, failed to consummate the transactions contemplated by the Amended and Restated Merger Agreement in breach of the Amended and Restated Merger Agreement or to comply with the Amended and Restated Merger Agreement in such a manner as to frustrate a condition to closing of the Amended and Restated Merger Agreement that forms a basis for a claim by any Simon Party that it is not obligated to consummate the transactions contemplated by the Amended and Restated Merger Agreement, or sought to terminate the Amended and Restated Merger Agreement, in each case other than in good faith.

The foregoing description of the Amended and Restated Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended and Restated Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the Amended and Restated Merger Agreement has been included to provide shareholders with information regarding its terms and is not intended to provide any factual information about the Simon Parties or the Taubman Parties. The representations, warranties and covenants contained in the Amended and Restated Merger Agreement have been made solely for the purposes of the Amended and Restated Merger Agreement and as of specific dates; were solely for the benefit of parties to the Amended and Restated Merger Agreement; and are not intended as statements of fact to be relied upon by TCO’s or Simon’s shareholders, but rather as a way of allocating the risk between the parties to the Amended and Restated Merger Agreement in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Amended and Restated Merger Agreement, which disclosures are not reflected in the Amended and Restated Merger Agreement attached hereto; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders. Accordingly, shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Taubman Parties or the Simon Parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amended and Restated Merger Agreement, which subsequent information may or may not be fully reflected in TCO’s public disclosures. TCO acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Joint Venture Operating Agreement

Immediately following the Conversion, Surviving TCO and the Taubman Family will enter into an operating agreement with respect to the Joint Venture (the “Operating Agreement”) that will define the rights, duties and responsibilities of Surviving TCO and the Taubman Family as members of the Joint Venture. At the time of the Conversion, Surviving TCO will hold 80% of the common units of the Joint Venture and the Taubman Family will hold the remaining 20%. Affiliates of Simon will also hold certain preferred units of the Joint Venture as consideration for providing the funds for the redemption of the TCO Series J Preferred Stock and the TCO Series K Preferred Stock, which preferred units will be on substantially the same terms as the TCO Series J Preferred Stock and the TCO Series K Preferred Stock.

Prior to the occurrence of certain specified termination events (including, but not limited to, the Taubman Family’s ownership falling below a specified threshold) (the “Taubman Period”), the operations of the Joint Venture and its subsidiaries will be managed by the Chief Executive Officer, Robert S. Taubman (or, if Robert S. Taubman ceases to be Chief Executive Officer, William S. Taubman or another Taubman Family appointee reasonably acceptable to Surviving TCO), subject to approval rights held by Surviving TCO over certain material matters, including, but not limited to, equity issuances, debt incurrences beyond certain agreed-upon exceptions, the annual budget (subject to certain procedures and exceptions), material litigation, affiliate transactions and material contracts. In addition, for as long as Simon intends to qualify as a real estate investment trust, the Joint Venture is obligated to operate as if it were a real estate investment trust.

Following the end of the Taubman Period, the operations of the Joint Venture and its subsidiaries will be managed by a board of directors appointed by Surviving TCO, subject to a more limited set of approval rights held by the Taubman Family, subject to the Taubman Family maintaining certain minimum ownership thresholds.

The Joint Venture will be required to distribute to its members, on a monthly basis, in addition to certain other minimum requirements agreed to in the Operating Agreement, the greater of (i) 95% of the portion of the Joint Venture’s REIT taxable income attributable (directly or indirectly) to Surviving TCO, grossed up for all the members of the Joint Venture and (ii) certain minimum distribution levels agreed by Surviving TCO and the Taubman Family.

Subject to customary exceptions, the Operating Agreement will restrict the Taubman Family from transferring its equity in the Joint Venture to third parties. Subject to customary exceptions, Surviving TCO will be restricted from transferring its equity in the Joint Venture to third parties until the earlier of the seventh anniversary of the Conversion and the end of the Taubman Period. The Taubman Family will have the right to exchange its equity interests for limited partnership units in the Simon Operating Partnership or cash or a combination of such units and cash (at the Taubman Family’s election) based on specified valuation methods at the following times and in the following amounts:

•
Between the second and third anniversaries of the Conversion (i.e., between 24 to 36 months thereafter): One-time exchange of 100% of the Taubman Family’s equity in the Joint Venture. Surviving TCO will have the option to modify the consideration for such exchange to be 50% in limited partnership units in the Simon Operating Partnership and 50% in cash. Surviving TCO will also have the option to cause the exchange of half of the equity interests subject to such exchange to close on a delayed basis, within one year of the initial closing, for the same value and consideration mix.

•
After the second anniversary of the Conversion: Up to 20% of the Taubman Family’s initial equity in the Joint Venture may be exchanged following the second anniversary, 40% following the third anniversary, 60% following the fourth anniversary, 80% following the fifth anniversary and 100% following the sixth anniversary and thereafter.

•
In each case, an exchange must be for no less than a number of equity interests equal to 10% of the common units of the Joint Venture owned by the Taubman Family as of the effective time of the Conversion or the Taubman Family’s entire remaining equity stake, if smaller.

The Taubman Family will agree to vote any limited partnership units in the Simon Operating Partnership it acquires pursuant to any such exchanges as directed by the Simon family designee under the limited partnership agreement of the Simon Operating Partnership, subject to certain exceptions.

The Taubman Family will have customary registration rights with respect to any common shares of Simon it may receive upon redemption or exchange of any limited partnership units in the Simon Operating Partnership received pursuant to such exchanges.

Under certain circumstances, Surviving TCO will have the right to cause the Taubman Family to exchange 100% of its equity interests in the Joint Venture for limited partnership units in the Simon Operating Partnership or cash or a combination of such units and cash (at Surviving TCO’s election), pursuant to the same pricing mechanics as the Taubman Family’s elective exchanges. The Taubman Family will have the option to modify the consideration for such exchange to be 50% in limited partnership units in the Simon Operating Partnership and 50% in cash.

Certain members of the Taubman Family involved in the management of the Joint Venture will agree to customary non-competition obligations until such time as the Taubman Family no longer owns 2% of the common units in the Joint Venture and for one year thereafter.

Prior to the Taubman Family’s ownership falling below a specified threshold, subject to certain exceptions, business opportunities first identified by the Joint Venture will belong to the Joint Venture and Surviving TCO will agree not to pursue such business opportunities outside of the Joint Venture without the consent of the Taubman Family.

The foregoing description of the Operating Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Operating Agreement, which is attached as Exhibit B to the Amended and Restated Merger Agreement and is incorporated herein by reference.

Settlement Agreement

As previously announced, on June 10, 2020 the Simon Parties had filed a Complaint against the Taubman Parties (the “Merger Litigation) in the State of Michigan Circuit Court for the Sixth Judicial Circuit (Oakland County) (the “Court”), seeking a declaratory judgment that, among other things, the Taubman Parties had suffered a Material Adverse Effect (as defined in the Original Merger Agreement) and had breached their covenant in the Original Merger Agreement to use commercially reasonable efforts to operate in the ordinary course of business, and, as a result, Simon’s purported termination of the Original Merger Agreement was valid.  On June 17, 2020, the Taubman Parties filed an Answer and Counterclaim, denying the allegations in the Simon Parties’ Complaint and seeking, among other things, that the Court enter a judgment of specific performance requiring the Simon Parties to perform their obligations under the Original Merger Agreement.  On July 31, 2020, the Court held a case management conference, at which time it scheduled a five-day trial to begin on November 16, 2020.

In connection with the entry into the Amended and Restated Merger Agreement, on November 14, 2020, the Taubman Parties and the Simon Parties entered into a Settlement Agreement (the “Settlement Agreement”) by and among the Taubman Parties and the Simon Parties, pursuant to which, among other things, each party must dismiss with prejudice all claims that it brought in the Merger Litigation and stipulate to an order of dismissal that dismisses with prejudice all claims stated by the parties in the Merger Litigation.

Item 8.01 Other Events.

Amended and Restated Voting Agreement

Concurrent with and as a condition to the Simon Parties entering into the Amended and Restated Merger Agreement, each member of the Taubman Family that owns TCO Common Stock, TCO Series B Preferred Stock or partnership units of the Taubman Operating Partnership (such equity interests, collectively, the “Subject Equity”), including certain affiliated entities of Robert S. Taubman and William S. Taubman and certain members of their immediate family, entered into an Amended and Restated Voting Agreement with Simon (the “Amended and Restated Voting Agreement”) with respect to all of the Subject Equity beneficially owned by the Taubman Family.  The Amended Voting Agreement amends and restates the Voting Agreement, dated as of February 9, 2020, by and among certain members of the Taubman Family and Simon.

The Taubman Family beneficially own approximately 93% of the outstanding shares of TCO Series B Preferred Stock, representing, together with TCO Common Stock beneficially owned by the Taubman Family, approximately 30% of the voting stock of TCO. Pursuant to the Voting Agreement, the Taubman Family have agreed to take the following actions, among others, during the term of the Amended Voting Agreement: (1) vote the Subject Equity in favor of the REIT Merger, the Partnership Merger and the Conversion, as applicable; (2) vote the Subject Equity against any Acquisition Proposal; and (3) vote the Subject Equity against any other actions that would impede, interfere with, delay or prevent the consummation of the Mergers, the Conversion or the other transactions contemplated by the Amended and Restated Merger Agreement. The Amended Voting Agreement will terminate upon the earliest of (i) the termination of the Amended and Restated Merger Agreement in accordance with its terms; (ii) the REIT Merger Effective Time; and (iii) the Taubman Family providing written notice to Simon that it is terminating the Voting Agreement at any time following (A) a Taubman Board Recommendation Change or (B) any change to the terms of the Amended and Restated Merger Agreement that reduces the amount or changes the form of consideration payable to the Taubman Family or is otherwise materially adverse to the Taubman Family.

The foregoing description of the Amended Voting Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Voting Agreement. A copy of the Amended Voting Agreement entered into by the Taubman Family, Simon and the Simon Operating Partnership is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Joint Press Release

On November 15, 2020, TCO and Simon issued a joint press release announcing that they entered into the Amended and Restated Merger Agreement and the Settlement Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
2.1*	Amended and Restated Agreement and Plan of Merger, dated as of November 14, 2020, by and among the Taubman Parties and the Simon Parties
99.1	Amended and Restated Voting Agreement, dated as of November 14, 2020, by and among Simon, Simon Operating Partnership and the other parties thereto
99.2	Press Release, dated November 15, 2020
104	104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

*          Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s current views with respect to future events and financial performance. Forward-looking statements can be identified by words such as “will”, “may”, “could”, “expect”, “anticipate”, “believes”, “intends”, “should”, “plans”, “estimates”, “approximate”, “guidance” and similar expressions in this Current Report on Form 8-K that predict or indicate future events and trends and that do not report historical matters. The forward-looking statements included in this Current Report on Form 8-K are made as of the date hereof. Except as required by law, the Company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including the occurrence of any event, change or other circumstances that could give rise to the termination of the amended and restated merger agreement; the inability to complete the proposed transaction due to the failure to obtain shareholder approval for the proposed transaction or the failure to satisfy other conditions to completion of the proposed merger; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed transaction; the effect of the announcement of the proposed transaction on the Company’s relationships with its tenants, operating results and business generally; general economic conditions, and other factors. Such factors include, but are not limited to: the COVID-19 pandemic and related challenges, risks and uncertainties which have had, and may continue to have, direct and indirect adverse impacts on the general economy, mall environment, tenants, customers, and employees, as well as mall and tenant operations (including the ability to remain open) and operating procedures, occupancy, anchor and mall tenant sales, sales-based rent, rent collection, leasing and negotiated rents, mall development and redevelopment activities and the fair value of assets (increasing the likelihood of future impairment charges); future economic performance, including stabilization and recovery from the impact of the COVID-19 pandemic; savings due to cost-cutting measures; payments of dividends and the sufficiency of cash to meet operational needs; changes in market rental rates; unscheduled closings or bankruptcies of tenants; relationships with anchor tenants; trends in the mall industry; challenges with department stores; changes in consumer shopping behavior, including accelerated trends resulting from the COVID-19 pandemic; the liquidity of real estate investments; changes in market rental rates; unscheduled closings or bankruptcies of tenants; relationships with anchor tenants; trends in the retail industry; challenges with department stores; changes in consumer shopping behavior; the liquidity of real estate investments; the Company’s ability to comply with debt covenants; the availability and terms of financings; changes in market rates of interest and foreign exchange rates for foreign currencies; changes in value of investments in foreign entities; the ability to hedge interest rate and currency risk; risks related to acquiring, developing, expanding, leasing and managing properties; competitors gaining economies of scale through M&A and consolidation activity; changes in value of investments in foreign entities; risks related to joint venture properties; insurance costs and coverage; security breaches that could impact the Company’s information technology, infrastructure or personal data; costs associated with response to technology breaches; the loss of key management personnel; shareholder activism costs and related diversion of management time; terrorist activities; maintaining the Company’s status as a real estate investment trust; changes in the laws of states, localities, and foreign jurisdictions that may increase taxes on the Company’s operations; and changes in global, national, regional and/or local economic and geopolitical climates.

You should review the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

IMPORTANT INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

In connection with the proposed transaction between the Company and Simon, the Company will file with the U.S. Securities and Exchange Commission (the “SEC”) a Proxy Statement of the Company (the “Proxy Statement”). The Company plans to mail to its shareholders the definitive Proxy Statement in connection with the proposed transaction. This Current Report on Form 8-K is not intended to and does not constitute the solicitation of any proxy, vote or approval. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, SIMON, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents (when available) filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC by the Company in the Investor Relations section of the Company’s website at http://investors.taubman.com/investors or by contacting Erik Wright, Manager, Investor Relations at ewright@taubman.com or (248) 258-7390.

PARTICIPANTS IN THE SOLICITATION

The Company and certain of its directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the solicitation of proxies from shareholders of the Company in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of the Company in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement described above filed with the SEC. Additional information regarding the Company’s directors and executive officers is also included in the Company’s proxy statement for its 2020 Annual Meeting of Shareholders, which was filed with the SEC on July 2, 2020, and its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020,  as amended on April 29, 2020. These documents are available free of charge as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 16, 2020	TAUBMAN CENTERS, INC.

		By:	/s/ Simon J. Leopold
Simon J. Leopold
Executive Vice President and Chief Financial Officer